Exhibit 3.1

JBG SMITH PROPERTIES

ARTICLES SUPPLEMENTARY

JBG SMITH Properties, a Maryland real estate investment trust (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Under a power contained in Section 3-802(c) of Title 3, Subtitle 8 of the Maryland General Corporation Law (the “MGCL”), the Company, by resolutions of its Board of Trustees (the “Board”) duly adopted at a meeting duly called and held, prohibited the Company from electing to be subject to Sections 3-803, 3-804(a), 3-804(b) and 3-805 of the MGCL, unless such election is first approved by the shareholders of the Company by the affirmative vote of at least a majority of the votes entitled to vote on the matter.

SECOND: The foregoing election has been approved by the Board in the manner and by the vote required by law.

THIRD:  The undersigned officer acknowledges these Articles Supplementary to be the act of the Company and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, JBG SMITH Properties has caused these Articles Supplementary to be executed in its name and on its behalf by the undersigned officer, and attested to by its Secretary, on this 6th day of March, 2018.

JBG SMITH PROPERTIES

By:	/s/ W. Matthew Kelly
W. Matthew Kelly
Chief Executive Officer

Attest:	/s/ Steven A. Museles
Steven A. Museles
Chief Legal Officer and Corporate Secretary

Return Address:

JBG SMITH Properties

4445 Willard Avenue,

Suite 400,

Chevy Chase, MD 20815